ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information presented in this report contains the audited combined financial results of our Predecessor, for periods presented through May 13, 2014. The financial information for our Predecessor includes the financial results of the IPO Assets (as previously defined in this report) acquired from PBF Energy Company LLC (“PBF LLC”) after the Offering (as defined below). The audited consolidated financial results for the years ended December 31, 2014 also include the results of our operations for the period beginning May 14, 2014, the date we commenced operations.

You should read the following discussion and analysis of our financial condition and results of operations together with the audited consolidated financial statements and the notes thereto included in this report. This discussion contains forward-looking statements that are based on management’s current expectations, estimates and projections about our business and operations. The cautionary statements made in this report should be read as applying to all related forward-looking statements wherever they appear in this report. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors. All references to “we,” “us,” “our,” the “Partnership,” “PBFX” or similar terms for periods prior to the completion of our initial public offering on May 14, 2014 (the “Offering”) refer to the Predecessor or for assets acquired from PBF LLC prior to the effective date of each acquisition. For periods subsequent to the Offering or effective date of each acquisition from PBF LLC, these terms refer to the Partnership and its subsidiaries. PBF Energy Inc. is the sole managing member of PBF LLC and as of December 31, 2016 owned 96.5% of the total economic interest in PBF LLC. Unless the context otherwise requires, references in this report to “PBF Energy” refer collectively to PBF Energy Inc. and its subsidiaries, other than PBFX, its subsidiaries and our general partner.

On February 28, 2017, we closed the previously announced transaction contemplated by the Contribution Agreement dated as of February 15, 2017 between the Partnership and PBF LLC, a subsidiary of PBF Energy (the “PNGPC Contribution Agreement”). Pursuant to the PNGPC Contribution Agreement, we, through our wholly-owned subsidiary, PBFX Operating Company LLC (“PBFX Op Co”), acquired from PBF LLC all of the issued and outstanding limited liability company interests of Paulsboro Natural Gas Pipeline Company LLC (“PNGPC”), which owns and operates an existing interstate natural gas pipeline (the “Paulsboro Natural Gas Pipeline”) that supports PBF Holding's Paulsboro Refinery (the “PNGPC Acquisition”) and is subject to regulation by the Federal Energy Regulatory Commission (“FERC”). PNGPC has FERC approval for, and is in the process of constructing, a new 24” pipeline (the “New Pipeline”) to replace the existing pipeline. This transaction was a transfer between entities under common control and was accounted for as if the transfer occurred at the beginning of the period presented, and prior periods were retrospectively adjusted to furnish comparative information. Accordingly, the financial information contained herein of PBFX has been retrospectively adjusted to include the historical results of PNGPC for all periods presented. The results of PNGPC are included in the Transportation and Terminaling segment. Refer to Note 1 “Description of the Business and Basis of Presentation” and Note 3 “Acquisitions” to our Condensed Consolidated Financial Statements included in this report for further discussion regarding the PNGPC Acquisition.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) has only been changed from its previous presentation to retrospectively adjust the PBFX financial information to include the historical results of PNGPC for all periods presented. The forward-looking information contained herein reflects our understanding and knowledge of such information as of February 24, 2017, the time of the initial filing of our Annual Report on From 10-K for the year ended December 31, 2016 and has not been updated to reflect events or circumstances that occurred subsequent to such date other than the PNGPC Acquisition.

IMPORTANT INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This report contains certain “forward-looking statements”, as defined in the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that relate to our strategy, plans or intentions. All statements we make relating to our estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results or to our expectations regarding future industry trends are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those that we expected. We derive many of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations, which we refer to as “cautionary statements,” are disclosed under “Item 1A. Risk Factors” and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this report. All forward-looking information in this report and subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. Some of the factors that we believe could affect our results include:

•	our limited operating history as a separate public partnership;

•	changes in general economic conditions;

•	our ability to make, complete and integrate acquisitions from affiliates or third parties;

•	our ability to have sufficient cash from operations to enable us to pay the minimum quarterly distribution;

•	competitive conditions in our industry;

•	actions taken by our customers and competitors;

•	the supply of, and demand for, crude oil, refined products, natural gas and logistics services;

•	our ability to successfully implement our business plan;

•	our dependence on PBF Energy for a substantial majority of our revenues, which subjects us to the business risks of PBF Energy;

•	a substantial majority of our revenue is generated at three of PBF Energy’s facilities, and any adverse development at any of these facilities could have a material adverse effect on us;

•	our ability to complete internal growth projects on time and on budget;

•	the price and availability of debt and equity financing;

•	operating hazards and other risks incidental to handling crude oil, petroleum products and natural gas;

•	natural disasters, weather-related delays, casualty losses and other matters beyond our control;

•	interest rates;

•	labor relations;

•	changes in the availability and cost of capital;

•	the effects of existing and future laws and governmental regulations, including those related to the shipment of crude oil by trains;

•	changes in insurance markets impacting costs and the level and types of coverage available;

•	the timing and extent of changes in commodity prices and demand for PBF Energy’s refined products and natural gas and the differential in the prices of different crude oils;

•	the suspension, reduction or termination of PBF Energy’s obligations under our commercial agreements;

•	disruptions due to equipment interruption or failure at our facilities, PBF Energy’s facilities or third-party facilities on which our business is dependent;

•	incremental costs as a separate public partnership;

•
our general partner and its affiliates, including PBF Energy, have conflicts of interest with us and limited duties to us and our unitholders, and they may favor their own interests to the detriment of us and our other common unitholders;

•	our partnership agreement restricts the remedies available to holders of our common units for actions taken by our general partner that might otherwise constitute breaches of fiduciary duty;

•	holders of our common units have limited voting rights and are not entitled to elect our general partner or its directors;

•	our tax treatment depends on our status as a partnership for U.S. federal income tax purposes, as well as our not being subject to a material amount of entity level taxation by individual states;

•
changes at any time (including on a retroactive basis) in the tax treatment of publicly traded partnerships, including related impacts on potential dropdown transactions with PBF LLC, or an investment in our common units;

•	our unitholders will be required to pay taxes on their share of our taxable income even if they do not receive any cash distributions from us;

•	the effects of future litigation; and

•	other factors discussed elsewhere in the 2016 Form 10-K filed with the SEC and this report.

We caution you that the foregoing list of important factors may not contain all of the material factors that are important to you. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. Accordingly, investors should not place undue reliance on those statements.

Our forward-looking statements speak only as of the date of this report or as of the date which they are made. Except as required by applicable law, including the securities laws of the United States, we undertake no obligation to update or revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing.

Overview

We are a fee-based, growth-oriented, Delaware master limited partnership formed in February 2013 by subsidiaries of PBF Energy to own or lease, operate, develop and acquire crude oil and refined petroleum products terminals, pipelines, storage facilities and similar logistics assets. PBF GP is our general partner and is wholly-owned by PBF LLC. PBF Energy is the sole managing member of PBF LLC and, as of December 31, 2016, owned 96.5% of the total economic interest in PBF LLC. PBF LLC holds a 44.2% limited partner interest in us and owns all of our IDRs, with the remaining 55.8% limited partner interest owned by public unitholders.

Our assets and operations include the assets, liabilities and results of operations of certain crude oil and refined product terminaling, pipeline, and storage assets, which include assets previously operated and owned by PBF Holding’s subsidiaries, DCR and TRC, and PBF Holding’s previously held subsidiaries, DPC, TVPC and PNGPC, which were acquired in the Acquisitions from PBF during 2014 through 2017. These assets consist of the DCR Rail Terminal, the Toledo Truck Terminal, the DCR West Rack, the Toledo Storage Facility, the Delaware City Products Pipeline and Truck Rack, the Torrance Valley Pipeline and the Paulsboro Natural Gas Pipeline (collectively referred to as the “Contributed Assets”), which are integral components of the crude oil and refined products delivery and storage operations at PBF Energy's refineries, as well as the East Coast Terminals.

See “Item 1. Business” in the 2016 Form 10-K filed with the SEC for more detailed information on our business and assets.

Business Developments

Acquisitions

On April 29, 2016, our wholly-owned subsidiary, PLPT, purchased the East Coast Terminals from an affiliate of Plains All American Pipeline, L.P. for total cash consideration of approximately $100.0 million less working capital adjustments. The consideration was funded with approximately $98.3 million in proceeds from the sale of marketable securities. We borrowed approximately $98.5 million of additional debt under our Revolving Credit Facility (as defined below), which was used to repay approximately $98.3 million of our Term Loan (as defined below) in order to release approximately $98.3 million in marketable securities that had collateralized the Term Loan. This acquisition expands our terminaling footprint and introduces third-party customers to our revenue base. Refer to Note 3 “Acquisitions” to our Consolidated Financial Statements included in “Item 8. Financial Statements and Supplementary Data” for further information regarding the Plains Asset Purchase.

On August 31, 2016, we entered into the Contribution Agreement V between us and PBF LLC. Pursuant to the Contribution Agreement V, we, through our wholly-owned subsidiary, PBFX Op Co, acquired from PBF LLC, 50% of the issued and outstanding limited liability company interests of TVPC, whose assets consist of the Torrance Valley Pipeline. Total consideration paid to PBF LLC was approximately $175.0 million. The consideration was funded by us with approximately $20.0 million of cash on hand, approximately $76.2 million in proceeds from the sale of marketable securities, and approximately $78.8 million in net proceeds from the August 2016 Offering. We borrowed approximately $76.2 million of additional debt under our Revolving Credit Facility, which was used to repay approximately $76.2 million of our Term Loan in order to release approximately $76.2 million in marketable securities that had collateralized the Term Loan.

On February 28, 2017, we closed the PNGPC Acquisition. In connection with the PNGPC Acquisition, we, through our wholly-owned subsidiary, PBFX Op Co, acquired from PBF LLC all of the issued and outstanding limited liability company interests of PNGPC. PNGPC owns and operates the Paulsboro Natural Gas Pipeline, and is subject to regulation by the FERC. PNGPC has FERC approval for, and is in the process of constructing, a new 24” pipeline to replace the existing pipeline. In consideration for the PNGPC limited liability company interests, we delivered to PBF LLC (i) an $11.6 million intercompany promissory note in favor of Paulsboro Refining Company LLC, a wholly owned subsidiary of PBF Holding (the “Affiliate Note Payable”), (ii) an expansion rights and right of first refusal agreement in favor of PBF LLC with respect to the New Pipeline and (iii) an assignment and assumption agreement with respect to certain outstanding litigation involving PNGPC and the existing pipeline. This acquisition is accounted for as a transfer of assets between entities under common control under U.S. generally accepted accounting principles (“GAAP”).

Equity Offerings

On April 5, 2016, we completed the April 2016 Offering, which consisted of a public offering of an aggregate of 2,875,000 common units, including 375,000 common units that were sold pursuant to the full exercise by the underwriter of its option to purchase additional common units, for net proceeds of approximately $51.6 million, after deducting underwriting discounts and commissions and other offering expenses.

On August 17, 2016, we completed the August 2016 Offering, which consisted of a public offering of an aggregate of 4,000,000 common units, with an underwriter’s option to purchase an additional 600,000 common units, of which 375,000 units were subsequently purchased on September 14, 2016, for a total of 4,375,000 shares and total net proceeds of approximately $86.8 million, after deducting underwriting discounts and commissions and other offering expenses. A portion of the proceeds from the August 2016 Offering were used to fund the TVPC Acquisition.

Principles of Combination and Consolidation and Basis of Presentation

Our Predecessor did not historically operate their assets for the purpose of generating revenues independent of other PBF Energy businesses that we support, with the exception of third-party revenue generated by Delaware City Products Pipeline prior to August 2013. Upon closing of the Offering and the Acquisitions from PBF, we entered into commercial and service agreements with subsidiaries of PBF Energy under which we operate our assets for the purpose of generating fee-based revenues. We receive, handle and transfer crude oil, refined products and natural gas from sources located throughout the United States and Canada and store crude oil, refined products, and intermediates for PBF Energy in support of its refineries. Our assets acquired from PBF Energy consist of the DCR Rail Terminal, the Toledo Truck Terminal, the DCR West Rack, the Toledo Storage Facility, the Delaware City Products Pipeline and Truck Rack, the Torrance Valley Pipeline and the Paulsboro Natural Gas Pipeline, which are integral components of the crude oil and refined products delivery and storage operations at PBF Energy’s refineries. In addition, subsequent to the Plains Asset Purchase, we have begun to generate third-party revenue related to the East Coast Terminals.

The financial statements presented in this report include our consolidated financial results as of and for the period ending December 31, 2016. We have retrospectively adjusted our financial information contained therein to include the historical results of TVPC for the period from July 1, 2016 (the date PBF Energy acquired TVPC) to August 31, 2016 (the date we acquired 50% of the issued and outstanding limited liability company interests of TVPC), with 50% of net income of TVPC allocated to noncontrolling interest. Subsequent to the acquisition, we have, and will continue to, allocate 50% of net income of TVPC to noncontrolling interest. Furthermore, the financial information of PBFX contained within this report has been retrospectively adjusted to include the historical results of PNGPC for all periods presented.

Business Strategies

We continue to focus on the following strategic areas:

•
Maintain Safe, Reliable and Efficient Operations. We are committed to maintaining and improving the safety, reliability, environmental compliance and efficiency of our operations. We seek to improve operating performance through our commitment to our preventive maintenance program and to employee training and development programs. We will continue to emphasize safety in all aspects of our operations.

•
Generate Stable, Fee-Based Cash Flow. We intend to generate stable revenues by providing traditional logistics services to PBF Energy and third-parties pursuant to long-term, fee-based contracts. In any new service contracts we may enter into, we will endeavor to negotiate MVCs similar to those included under certain of our current commercial agreements with PBF Energy.

•
Grow Through Acquisitions. We plan to pursue strategic acquisitions of assets from PBF Energy as well as third parties. We believe PBF Energy will offer us opportunities to purchase additional transportation and midstream assets that it may acquire or develop in the future or that it currently owns. We also may have opportunities to pursue the acquisition or development of additional assets jointly with PBF Energy.

•
Seek to Optimize Our Existing Assets and Pursue Third-Party Volumes. We intend to enhance the profitability of our existing and future assets by increasing throughput volumes from PBF Energy, attracting third-party volumes, improving operating efficiencies and managing costs.

Commercial Agreements with PBF Holding

We currently derive the majority of our revenue from long-term, fee-based agreements with PBF Holding relating to the Contributed Assets, supported by contractual fee escalations for inflation adjustments and certain increases in operating costs. We believe the terms and conditions under these agreements, as well as the Omnibus Agreement (as defined below) and the Services Agreement (as defined below) each with PBF Holding, are generally no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services.

These commercial agreements (as defined in the table below) with PBF Holding relating to the Contributed Assets include:

Service Agreements	Initiation Date	Initial Term	Renewals (a)	MVC	Force Majeure
Transportation and Terminaling
Delaware City Rail Terminaling Services Agreement	5/8/2014	7 years, 8 months	2 x 5	85,000 bpd	PBFX or PBF Holding can declare
Toledo Truck Unloading & Terminaling Services Agreement	5/8/2014	7 years, 8 months	2 x 5	5,500 bpd
Delaware West Ladder Rack Terminaling Services Agreement	10/1/2014	7 years, 3 months	2 x 5	40,000 bpd
Toledo Storage Facility Storage and Terminaling Services Agreement- Terminaling Facility (b)	12/12/2014	10 years	2 x 5	4,400 bpd
Delaware Pipeline Services Agreement	5/15/2015	10 years, 8 months	2 x 5	50,000 bpd
Delaware Pipeline Services Agreement- Magellan Connection	11/1/2016	2 years, 5 months	N/A	14,500 bpd
Delaware City Truck Loading Services Agreement- Gasoline (c)	5/15/2015	10 years, 8 months	2 x 5	30,000 bpd
Delaware City Truck Loading Services Agreement- LPGs (c)	5/15/2015	10 years, 8 months	2 x 5	5,000 bpd
Torrance Valley Pipeline Transportation Services Agreement- North Pipeline	8/31/2016	10 years	2 x 5	50,000 bpd
Torrance Valley Pipeline Transportation Services Agreement- South Pipeline	8/31/2016	10 years	2 x 5	70,000 bpd
Torrance Valley Pipeline Transportation Services Agreement- Midway Storage Tank	8/31/2016	10 years	2 x 5	55,000 barrels (d)
Torrance Valley Pipeline Transportation Services Agreement- Emidio Storage Tank	8/31/2016	10 years	2 x 5	900,000 barrels per month
Torrance Valley Pipeline Transportation Services Agreement- Belridge Storage Tank	8/31/2016	10 years	2 x 5	770,000 barrels per month
Paulsboro Natural Gas Pipeline Services Agreement (e)	9/1/2011	15 years	Evergreen	N/A
Storage
Toledo Storage Facility Storage and Terminaling Services Agreement- Storage Facility (b)	12/12/2014	10 years	2 x 5	3,849,271 barrels (d)	PBFX or PBF Holding can declare
____________________

(a)	PBF Holding has the option to extend the agreements for up to two additional five-year terms.

(b)
The Toledo Storage Facility Storage and Terminaling Services Agreement- Terminaling Facility and the Toledo Storage Facility Storage and Terminaling Services Agreement- Storage Facility are referred to herein collectively as the “Toledo Storage Facility Storage and Terminaling Services Agreement.”

(c)
The Delaware City Truck Loading Services Agreement- Gasoline and the Delaware City Truck Loading Services Agreement- LPGs are referred to herein collectively as the “Delaware City Truck Loading Services Agreement.”

(d)	Reflects the overall capacity of the storage facility. The storage MVC is subject to effective operating capacity of each tank which can be impacted by routine tank maintenance and other factors.

(e)
In connection with the PNPGC Acquisition, we assumed the current commercial transportation agreement between PNGPC and the Paulsboro Refinery. Subsequent to the completion of the New Pipeline, we will enter into a new transportation agreement with PBF Holding.

In addition, PBF Holding has commercial agreements in place with respect to the East Coast Terminals having terms ranging from approximately three months to five years and includes:

•	tank lease agreements, under which we provide tank lease services to PBF Holding at the East Coast Terminals, with MVCs of total aggregate shell capacity; and

•
terminaling service agreements, under which we provide terminaling and other services to PBF Holding at the East Coast Terminals. The terminaling service agreements have no MVCs and are billed based on actual volumes throughput, other than a terminaling services agreement between the East Coast Terminals' Paulsboro, New Jersey location and PBF Holding with a 15,000 bpd MVC.

Other Agreements with PBF

Omnibus Agreement

We entered into an omnibus agreement with PBF GP, PBF LLC and PBF Holding at the closing of the Offering for the provision of executive management services and support for accounting and finance, legal, human resources, information technology, environmental, health and safety, and other administrative functions, as well as i) PBF LLC’s agreement not to compete with us under certain circumstances, subject to certain exceptions, ii) our right of first offer for ten years to acquire certain logistics assets retained by PBF Energy following the Offering, including certain logistics assets that PBF LLC or its subsidiaries may construct or acquire in the future, subject to certain exceptions, and iii) a license to use the PBF Logistics trademark and name.

On August 31, 2016, we entered into the Fourth Amended and Restated Omnibus Agreement (as amended, the “Omnibus Agreement”) in connection with the TVPC Acquisition resulting in an increase to the annual administrative fee to approximately $4.0 million.

Services Agreement

In connection with the Offering, we entered into an operation and management services and secondment agreement with PBF Holding and certain of its subsidiaries, pursuant to which PBF Holding and its subsidiaries provides PBFX with the personnel necessary for us to perform its obligations under its commercial agreements. We reimburse PBF Holding for the use of such employees and the provision of certain infrastructure-related services to the extent applicable to its operations, including storm water discharge and waste water treatment, steam, potable water, access to certain roads and grounds, sanitary sewer access, electrical power, emergency response, filter press, fuel gas, API solids treatment, fire water and compressed air.

On August 31, 2016, we entered into the Fourth Amended and Restated Services Agreement in connection with the TVPC Acquisition resulting in an increase to the annual fee to $6.4 million. On February 28, 2017, we entered into the Fifth Amended and Restated Services Agreement (as amended, the “Services Agreement”) in connection with the PNGPC Acquisition resulting in an increase to the annual fee to $6.7 million.

The Services Agreement will terminate upon the termination of the Omnibus Agreement, provided that we may terminate any service on 30 days’ notice.

How We Evaluate Our Operations

Our management uses a variety of financial and operating metrics to analyze our business and segment performance. These metrics are significant factors in assessing our operating results and profitability and include but are not limited to volumes, including terminal and pipeline throughput and storage capacity; operating and maintenance expenses; and EBITDA, EBITDA attributable to PBFX and distributable cash flow. We define EBITDA, EBITDA attributable to PBFX and distributable cash flow below.

Volumes. The amount of revenue we generate primarily depends on the volumes of crude oil, refined products and natural gas that we throughput at our terminaling and pipeline operations and our available storage capacity. These volumes are primarily affected by the supply of and demand for crude oil and refined products in the markets served directly or indirectly by our assets. Although PBF Energy has committed to minimum volumes under the commercial agreements described above, our results of operations will be impacted by:

•	PBF Energy’s utilization of our assets in excess of the MVCs;

•	our ability to identify and execute accretive acquisitions and organic expansion projects, and capture PBF Energy’s incremental volumes or third-party volumes; and

•	our ability to increase throughput volumes at our facilities and provide additional ancillary services at those terminals and pipelines.

Operating and Maintenance Expenses. Our management seeks to maximize the profitability of our operations by effectively managing operating and maintenance expenses. These expenses are comprised primarily of labor expenses, outside contractor expenses, utility costs, insurance premiums, repairs and maintenance expenses and related property taxes. These expenses generally remain relatively stable across broad ranges of throughput volumes but can fluctuate from period to period depending on the mix of activities performed during that period and the timing of these expenses. We will seek to manage expenditures on our assets by scheduling maintenance over time to avoid significant variability in our maintenance expenditures and to minimize their impact on our cash flow.

EBITDA, EBITDA attributable to PBFX and Distributable Cash Flow. We define EBITDA as net income (loss) before net interest expense, income tax expense, depreciation and amortization expense. We define EBITDA attributable to PBFX as net income (loss) attributable to PBFX before net interest expense, income tax expense, depreciation and amortization expense attributable to PBFX, which excludes the results of Acquisitions from PBF prior to the effective dates of such transactions. We define distributable cash flow as EBITDA attributable to PBFX plus non-cash unit-based compensation expense, less net cash paid for interest, maintenance capital expenditures and income taxes. Distributable cash flow will not reflect changes in working capital balances. EBITDA, EBITDA attributable to PBFX and distributable cash flow are not presentations made in accordance with U.S. GAAP.

EBITDA, EBITDA attributable to PBFX and distributable cash flow are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of EBITDA and EBITDA attributable to PBFX provides useful information to investors in assessing our financial condition and results of operations. We believe that the presentation of distributable cash flow will provide useful information to investors as it is a widely accepted financial indicator used by investors to compare partnership performance and provides investors with another perspective on the operating performance of our assets and the cash our business is generating. EBITDA, EBITDA attributable to PBFX and distributable cash flow should not be considered alternatives to net income, operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, EBITDA attributable to PBFX and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. Additionally, because EBITDA, EBITDA attributable to PBFX and distributable cash flow may be defined differently by other companies in our industry, our definition of such matters may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. EBITDA, EBITDA attributable to PBFX and distributable cash flow are reconciled to net income and net cash provided by operating activities in this report in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations.”

Factors Affecting the Comparability of Our Financial Results

Our results of operations may not be comparable to our historical results of operations for the reasons described below:

Revenues. There are differences in the way our Predecessor historically reported revenues for services provided to PBF Energy and the way we record revenues subsequent to the closing of the Offering and effective dates of the Acquisitions from PBF and the Plains Asset Purchase. Our assets have historically been a part of the integrated operations of PBF Energy, and the operation of our assets did not generate third-party or inter-entity revenue with the exception of the Delaware City Products Pipeline.

Following the closing of the Offering and effective dates of the Acquisitions from PBF and the Plains Asset Purchase, revenues are primarily generated from the commercial agreements that we entered into with PBF Holding under which we receive revenues for logistics services. Our reported logistics assets revenues are fee-based and a majority are subject to contractual MVCs. These fees are indexed for inflation in accordance with either the FERC indexing methodology, the U.S. Producer Price Index (the “PPI”) or the U.S. Consumer Price Index for All Urban Consumers (the “CPI-U”). Prior to these acquisitions, only the Delaware City Products Pipeline generated revenue.

Operating Expenses. The Torrance Valley Pipeline was acquired by PBF Energy on July 1, 2016 in connection with the acquisition of the Torrance Refinery and related logistical assets and was not operated by PBF Energy prior to its acquisition. Accordingly, our financial information contained herein has been adjusted to include the historical results of the Torrance Valley Pipeline prior to our acquisition from July 1, 2016 to August 31, 2016. As a result, our operating expenses may not be comparative to prior periods due to expenses associated with the Torrance Valley Pipeline.

General and Administrative Expenses. Historically, our general and administrative expenses included direct monthly charges for the management and operation of our logistics assets and certain expenses allocated by PBF Energy for general corporate services, such as treasury, accounting and legal services. These expenses were allocated to us based on the nature of the expenses and our proportionate share of employee time and headcount. Pursuant to the terms of the Omnibus Agreement, PBF Energy charges us an administrative fee for providing such services. This fee increases annually and has also been increased in connection with each of the Acquisitions from PBF as the services have expanded to cover additional assets and personnel. Following the annual increase, the administrative fee was reduced to $2.2 million per year effective as of January 1, 2015. On May 15, 2015, the administrative fee was increased to $2.35 million in connection with our acquisition of the Delaware City Products Pipeline and Truck Rack. On April 29, 2016 and August 31, 2016, the administrative fee was increased to $3.5 million and $4.0 million, respectively, in connection with the Plains Asset Purchase and TVPC Acquisition. Additionally, we reimburse our general partner and its affiliates, including subsidiaries of PBF Energy, for the salaries and benefits costs of employees who devote more than 50% of their time to us, which is currently estimated to be approximately $1.7 million annually. See “Item 1. Business—Agreements with PBF Energy—Omnibus Agreement” within our 2016 Form 10-K filed with the SEC for further information regarding these fees and services.

Financing. Historically, we have financed our operations through proceeds generated by the Offering, internally generated cash flows, and borrowings under our Revolving Credit Facility to satisfy capital expenditure requirements. On May 12, 2015, we issued approximately $350.0 million in aggregate principal amount of 2023 Notes, resulting in a significant increase as compared to our historically recognized interest expense and amortization of loan fees. In connection with the Plains Asset Purchase, we borrowed approximately $98.5 million of additional debt under our Revolving Credit Facility, which was used to repay $98.3 million of our Term Loan in order to release approximately $98.3 million in marketable securities that had collateralized the Term Loan. In connection with the TVPC Acquisition, we borrowed approximately $76.2 million of additional debt under our Revolving Credit Facility, which was used to repay approximately $76.2 million of our Term Loan in order to release approximately $76.2 million in marketable securities that had collateralized the Term Loan. The maximum amount of the Revolving Credit Facility was increased from approximately $325.0 million to approximately $360.0 million in May 2016.

Based on the terms of our cash distribution policy, we will distribute most of the cash generated by our operations to our unitholders, including PBF Energy. As a result, we expect to fund future maintenance and growth capital expenditures primarily from a combination of cash-on-hand, borrowings under our Revolving Credit Facility and potential issuance of additional equity or debt securities.

The Plains Asset Purchase. On April 29, 2016, we purchased the East Coast Terminals, which have subsequently generated third-party revenues. Prior to the Plains Asset Purchase, we did not record third-party revenue, with the exception of third-party revenue generated by Delaware City Products Pipeline prior to August 2013. Additionally, our results may not be comparable due to additional affiliate revenue, operating and maintenance expenses and general and administrative expenses associated with the East Coast Terminals.

Other Factors That Will Significantly Affect Our Results

Supply and Demand for Crude Oil, Refined Products and Natural Gas. We generate revenue by charging fees for receiving, handling, transferring, storing and throughputting crude oil, refined products and natural gas. The majority of our revenues are derived from fee-based commercial agreements with subsidiaries of PBF Energy with initial terms ranging from approximately seven to ten years and including MVCs, which enhance the stability of our cash flows. The volume of crude oil, refined products and natural gas that is throughput depends substantially on PBF Energy’s refining margins. Refining margins are dependent mostly upon the price of crude oil or other refinery feedstocks and the price of refined products.

Factors driving the prices of petroleum-based commodities include supply and demand in crude oil, gasoline and other refined products. Supply and demand for these products depend on numerous factors outside of our control, including changes in domestic and foreign economies, weather conditions, domestic and foreign political affairs, production levels, logistics constraints, availability of imports, marketing of competitive fuels, crude oil price differentials and government regulation. See “Item 1A. Risk Factors” within our 2016 Form 10-K filed with the SEC.

Acquisition Opportunities. We may acquire additional logistics assets from PBF Energy or third parties. Under our Omnibus Agreement, subject to certain exceptions, we have a right of first offer on certain logistics assets owned by PBF Energy to the extent PBF Energy decides to sell, transfer or otherwise dispose of any of those assets. We also have a right of first offer to acquire additional logistics assets that PBF Energy may construct or acquire in the future. Our commercial agreements provide us with options to purchase certain assets at PBF Holding’s refineries, related to our business in the event PBF Energy permanently shuts down the PBF Holding’s refineries. In addition, our commercial agreements provide us with the right to use certain assets at PBF Holding’s refineries in the event of a temporary shutdown. Furthermore, we may pursue strategic asset acquisitions from third-parties to the extent such acquisitions complement our or PBF Energy’s existing asset base or provide attractive potential returns. We believe that we are well-positioned to acquire logistics assets from PBF Energy and third-parties should such opportunities arise, and identifying and executing acquisitions is a key part of our strategy.

However, if we do not make acquisitions on economically acceptable terms, our future growth will be limited, and the acquisitions we do make may reduce, rather than increase, our cash available for distribution. These acquisitions could also affect the comparability of our results from period to period. We expect to fund future growth capital expenditures primarily from a combination of cash-on-hand, through the liquidation of marketable securities, borrowings under our Revolving Credit Facility and the issuance of additional equity or debt securities. To the extent we issue additional units to fund future acquisitions or expansion capital expenditures, the payments of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level.

Third-Party Business. As of December 31, 2016, PBF Holding accounts for the substantial majority of our revenues and we continue to expect that the substantial majority of our revenue for the foreseeable future will be derived from operations supporting PBF Energy’s refineries, particularly its Delaware City, Toledo and Torrance refineries. We are examining further diversification of our customer base by potentially developing additional third-party throughput volumes in our existing system and continuing to expand our asset portfolio to service additional third-party customers. Unless we are successful in attracting additional third-party customers, our ability to increase volumes will be dependent on PBF Holding, which has no obligation under our commercial agreements to supply our facilities with additional volumes in excess of its MVCs. If we are unable to increase throughput volumes, future growth may be limited.

Noncontrolling Interest. As a result of Contribution Agreement V, pursuant to which we, through our subsidiary, PBFX Op Co, acquired from PBF LLC 50% of the issued and outstanding limited liability company interests of TVPC, PBFX Op Co became the managing member of TVPC and fully consolidates TVPC. With respect to the consolidation of TVPC, we record a noncontrolling interest for the remaining 50% economic interest in TVPC held by TVP Holding Company LLC (“TVP Holding”). Noncontrolling interest on the consolidated statements of operations includes the portion of net income or loss attributable to the economic interest in TVPC held by TVP Holding. Noncontrolling interest on the consolidated balance sheets includes the portion of net assets of TVPC attributable to TVP Holding.

Results of Operations

A discussion and analysis of the factors contributing to our results of operations is presented below. The accompanying combined financial statements for the period prior to May 14, 2014, represent our Predecessor’s results of operations, while the consolidated financial statements for the period subsequent to May 14, 2014, represent the results of operations for us. The financial information of us, and of our Predecessor, contained herein have been retrospectively adjusted to include the historical results of the Acquisitions from PBF for all periods presented prior to the effective date of each transaction. The financial statements, together with the following information, are intended to provide investors with a reasonable basis for assessing our historical operations, but should not serve as the only criteria for predicting our future performance.

Combined Overview. The following tables summarize our results of operations and financial data for the years ended December 31, 2016, 2015 and 2014. The following data should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this report.

	Year Ended December 31,
	2016	2015	2014(a)
	(In thousands)
Revenue:
Affiliate	$175,448	$142,102	$59,403
Third-Party	11,887	—	—
Total revenue	187,335	142,102	59,403

Costs and expenses:
Operating and maintenance expenses	44,563	25,661	29,076
General and administrative expenses	16,967	13,898	8,209
Depreciation and amortization	14,983	7,684	4,708
Total costs and expenses	76,513	47,243	41,993

Income from operations	110,822	94,859	17,410

Other expense:
Interest expense, net	(28,755)	(19,939)	(2,307)
Amortization of loan fees	(1,678)	(1,315)	(365)
Net income	80,389	73,605	14,738
Less: Net income (loss) attributable to Predecessor	(6,250)	(243)	(15,226)
Less: Net income attributable to noncontrolling interest	5,679	—	—
Net income attributable to PBF Logistics LP unitholders	$80,960	$73,848	$29,964

Other Data:
EBITDA attributable to PBFX	$121,911	$101,421	$34,027
Distributable cash flow	94,507	83,922	32,801
Capital expenditures, including the Plains Asset Purchase	121,351	3,503	47,805
____________

(a)
The information presented includes the results of operations of our Predecessor for periods presented through May 13, 2014 and of our operations for the period beginning May 14, 2014, the date we commenced operations. The information also includes the results of operations of the DCR West Rack, the Toledo Storage Facility, the Delaware City Products Pipeline and Truck Rack, and the Paulsboro Natural Gas Pipeline for periods presented through the effective date of each acquisition. PBFX includes the DCR West Rack, the Toledo Storage Facility, the Delaware City Products Pipeline and Truck Rack, and the for the period subsequent to the acquisitions. Prior to the Offering and the Acquisitions from PBF, revenues were not recorded for terminaling with the exception of revenues associated with the Delaware City Products Pipeline.

Reconciliation of Non-GAAP Financial Measures. As described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—How We Evaluate Our Operations,” our management uses EBITDA, EBITDA attributable to PBFX and distributable cash flow to analyze our performance. The following table presents a reconciliation of EBITDA, EBITDA attributable to PBFX and distributable cash flow to net income, the most directly comparable U.S. GAAP financial measure on a historical basis, for the periods indicated.

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Net income	$80,389	$73,605	$14,738
Interest expense, net	28,755	19,939	2,307
Amortization of loan fees	1,678	1,315	365
Depreciation and amortization	14,983	7,684	4,708
EBITDA	125,805	102,543	22,118
Less: Predecessor EBITDA	(3,604)	1,122	(11,909)
Less: Noncontrolling interest EBITDA	7,498	—	—
EBITDA attributable to PBFX	121,911	101,421	34,027
Non-cash unit-based compensation expense	4,360	4,279	1,086
Cash interest	(28,844)	(19,952)	(2,312)
Maintenance capital expenditures	(2,920)	(1,826)	—
Distributable cash flow	$94,507	$83,922	$32,801

The following table presents a reconciliation of EBITDA, EBITDA attributable to PBFX and distributable cash flow to net cash provided by operating activities, the most directly comparable U.S. GAAP financial measure on a historical basis, for the periods indicated.

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Net cash provided by operating activities:	$99,212	$78,131	$10,018
Change in operating assets and liabilities	2,198	8,752	10,879
Interest expense, net	28,755	19,939	2,307
Non-cash unit-based compensation expense	(4,360)	(4,279)	(1,086)
EBITDA	125,805	102,543	22,118
Less: Predecessor EBITDA	(3,604)	1,122	(11,909)
Less: Noncontrolling interest EBITDA	7,498	—	—
EBITDA attributable to PBFX	121,911	101,421	34,027
Non-cash unit-based compensation expense	4,360	4,279	1,086
Cash interest	(28,844)	(19,952)	(2,312)
Maintenance capital expenditures	(2,920)	(1,826)	—
Distributable cash flow	$94,507	$83,922	$32,801

The following table presents a reconciliation of net income attributable to noncontrolling interest and noncontrolling interest EBITDA.

Year Ended December 31,
2016
(In thousands)
Net income attributable to noncontrolling interest	$5,679
Depreciation and amortization related to noncontrolling interest (a)	1,819
Noncontrolling interest EBITDA	$7,498
____________

(a)	Represents 50% of depreciation and amortization for TVPC for the year-ended December 31, 2016.

The following tables present a summary of our results of operations for the years ended December 31, 2016, 2015 and 2014, disaggregated to present the results of our operations and the pre-acquisition results of PNGPC, TVPC and the Delaware City Products Pipeline and Truck Rack and our Predecessor. For purpose of the tables, PBF Logistics LP excludes, and our Predecessor includes, the pre-close results of the Contributed Assets.

	Year Ended December 31, 2016
	PBF Logistics LP	TVPC	PNGPC	Consolidated Results
	(In thousands)
Revenue:
Affiliate	$175,448	$—	$—	$175,448
Third-party	11,887	—	—	11,887
Total revenue	187,335	—	—	187,335

Costs and expenses:
Operating and maintenance expenses	41,317	2,845	401	44,563
General and administrative expenses	16,609	353	5	16,967
Depreciation and amortization	12,337	1,819	827	14,983
Total costs and expenses	70,263	5,017	1,233	76,513

Income (loss) from operations	117,072	(5,017)	(1,233)	110,822

Other expense:
Interest expense, net	(28,755)	—	—	(28,755)
Amortization of loan fees	(1,678)	—	—	(1,678)
Net income (loss)	$86,639	$(5,017)	$(1,233)	$80,389

Reconciliation of EBITDA to net income (loss):
Net income (loss)	$86,639	$(5,017)	$(1,233)	$80,389
Interest expense, net	28,755	—	—	28,755
Amortization of loan fees	1,678	—	—	1,678
Depreciation and amortization	12,337	1,819	827	14,983
EBITDA	129,409	(3,198)	(406)	125,805
Less: Predecessor EBITDA	—	(3,198)	(406)	(3,604)
Less: Noncontrolling interest EBITDA	7,498	—	—	7,498
EBITDA attributable to PBFX	121,911	—	—	121,911
Non-cash unit-based compensation expense	4,360	—	—	4,360
Cash interest	(28,844)	—	—	(28,844)
Maintenance capital expenditures	(2,920)	—	—	(2,920)
Distributable cash flow	$94,507	$—	$—	$94,507

Reconciliation of distributable cash flow to net income (loss):
Net cash provided by (used in) operating activities:	$99,971	$(353)	$(406)	$99,212
Change in operating assets and liabilities	5,043	(2,845)	—	2,198
Interest expense, net	28,755	—	—	28,755
Non-cash unit-based compensation expense	(4,360)	—	—	(4,360)
EBITDA	129,409	(3,198)	(406)	125,805
Less: Predecessor EBITDA	—	(3,198)	(406)	(3,604)
Less: Noncontrolling interest EBITDA	7,498	—	—	7,498
EBITDA attributable to PBFX	121,911	—	—	121,911
Non-cash unit-based compensation expense	4,360	—	—	4,360
Cash interest	(28,844)	—	—	(28,844)
Maintenance capital expenditures	(2,920)	—	—	(2,920)
Distributable cash flow	$94,507	$—	$—	$94,507

	Year Ended December 31, 2015
	PBF Logistics LP	Delaware City Products Pipeline and Truck Rack	PNGPC	Consolidated Results
	(In thousands)
Revenue:
Affiliate	$138,719	$3,383	$—	$142,102
Third-party	—	—	—	—
Total revenue	138,719	3,383	—	142,102

Costs and expenses:
Operating and maintenance expenses	23,890	1,365	406	25,661
General and administrative expenses	13,408	481	9	13,898
Depreciation and amortization	6,306	276	1,102	7,684
Total costs and expenses	43,604	2,122	1,517	47,243

Income (loss) from operations	95,115	1,261	(1,517)	94,859

Other income (expense):
Interest expense, net	(19,952)	13	—	(19,939)
Amortization of loan fees	(1,315)	—	—	(1,315)
Net income (loss)	$73,848	$1,274	$(1,517)	$73,605

Reconciliation of EBITDA to net income (loss):
Net income (loss)	$73,848	$1,274	$(1,517)	$73,605
Interest expense (income), net	19,952	(13)	—	19,939
Amortization of loan fees	1,315	—	—	1,315
Depreciation and amortization	6,306	276	1,102	7,684
EBITDA	101,421	1,537	(415)	102,543
Less: Predecessor EBITDA	—	1,537	(415)	1,122
EBITDA attributable to PBFX	101,421	—	—	101,421
Non-cash unit-based compensation expense	4,279	—	—	4,279
Cash interest	(19,952)	—	—	(19,952)
Maintenance capital expenditures	(1,826)	—	—	(1,826)
Distributable cash flow	$83,922	$—	$—	$83,922

Reconciliation of distributable cash flow to net income (loss):
Net cash provided by (used in) operating activities:	$77,307	$1,239	$(415)	$78,131
Change in operating assets and liabilities	8,441	311	—	8,752
Interest expense (income), net	19,952	(13)	—	19,939
Non-cash unit-based compensation expense	(4,279)	—	—	(4,279)
EBITDA	101,421	1,537	(415)	102,543
Less: Predecessor EBITDA	—	1,537	(415)	1,122
EBITDA attributable to PBFX	101,421	—	—	101,421
Non-cash unit-based compensation expense	4,279	—	—	4,279
Cash interest	(19,952)	—	—	(19,952)
Maintenance capital expenditures	(1,826)	—	—	(1,826)
Distributable cash flow	$83,922	$—	$—	$83,922

	Year Ended December 31, 2014
	PBF Logistics LP	Predecessor	PNGPC	Consolidated Results
	(In thousands)
Revenue:
Affiliate	$49,830	$9,573	$—	$59,403
Third-party	—	—	—	—
Total revenue	49,830	9,573	—	59,403

Costs and expenses:
Operating and maintenance expenses	9,418	16,797	2,861	29,076
General and administrative expenses	6,385	1,816	8	8,209
Depreciation and amortization	1,386	3,087	235	4,708
Total costs and expenses	17,189	21,700	3,104	41,993

Income (loss) from operations	32,641	(12,127)	(3,104)	17,410
Other income (expense):
Interest expense, net	(2,312)	5	—	(2,307)
Amortization of loan fees	(365)	—	—	(365)
Net income (loss)	$29,964	$(12,122)	$(3,104)	$14,738

Reconciliation of EBITDA to net income (loss):
Net income (loss)	$29,964	$(12,122)	$(3,104)	$14,738
Interest expense (income), net	2,312	(5)	—	2,307
Amortization of loan fees	365	—	—	365
Depreciation and amortization	1,386	3,087	235	4,708
EBITDA	34,027	(9,040)	(2,869)	22,118
Less: Predecessor EBITDA	—	(9,040)	(2,869)	(11,909)
EBITDA attributable to PBFX	34,027	—	—	34,027
Non-cash unit-based compensation expense	1,086	—	—	1,086
Cash interest	(2,312)	—	—	(2,312)
Distributable cash flow	$32,801	$—	$—	$32,801

Reconciliation of distributable cash flow to net income (loss):
Net cash provided by (used in) operating activities:	$25,118	$(12,231)	$(2,869)	$10,018
Change in operating assets and liabilities	7,683	3,196	—	10,879
Interest expense (income), net	2,312	(5)	—	2,307
Non-cash unit-based compensation expense	(1,086)	—	—	(1,086)
EBITDA	34,027	(9,040)	(2,869)	22,118
Less: Predecessor EBITDA	—	(9,040)	(2,869)	(11,909)
EBITDA attributable to PBFX	34,027	—	—	34,027
Non-cash unit-based compensation expense	1,086	—	—	1,086
Cash interest	(2,312)	—	—	(2,312)
Distributable cash flow	$32,801	$—	$—	$32,801

Summary. Our net income for the year ended December 31, 2016 increased approximately $6.8 million, or 9.2%, to approximately $80.4 million from approximately $73.6 million for the year ended December 31, 2015. The increase in net income was primarily due to the following:

•
an increase in revenues of approximately $45.2 million, or 31.8%, to approximately $187.3 million is attributable to the East Coast Terminals operations, commercial agreements with PBF Energy related to the Torrance Valley Pipeline entered into in September 2016 and the Delaware City Products Pipeline and Truck Rack entered into in May 2015 and higher storage capacity at the Toledo Storage Facility;

•	partially offset by the following:

◦
an increase in operating and maintenance expenses of approximately $18.9 million, or 73.7%, as a result of increased costs associated with the East Coast Terminals of approximately $7.7 million and the Torrance Valley Pipeline of approximately $12.6 million (which includes Predecessor expenses of approximately $2.8 million from July 1, 2016 through our acquisition), an increase in salary and benefits expenses of approximately $0.4 million, partially offset by a decrease in outside services, insurance, and utility expenses of approximately $1.8 million;

◦
an increase in general and administrative expenses of approximately $3.1 million, or 22.1%, as a result of increases in acquisition costs related to the Plains Asset Purchase and the TVPC Acquisition and other overhead costs of approximately $3.5 million, partially offset by a decrease in reimbursable expenses associated with the Omnibus Agreement of approximately $0.4 million;

◦	an increase in depreciation and amortization expenses of approximately $7.3 million, or 95.0%, related to the timing of acquisitions and new assets being placed in service;

◦
an increase in interest expense, net of approximately $8.8 million, or 44.2%, which was attributable to the interest costs associated with the 2023 Notes issued in May 2015 and higher borrowings under our Revolving Credit Facility; and

◦	an increase in amortization of loan fees of approximately $0.4 million, or 27.6%, due to the amortization of capitalized debt issuance costs associated with the 2023 Notes.

Our net income for the year ended December 31, 2015 increased approximately $58.9 million, or 399.4%, to approximately $73.6 million from approximately $14.7 million for the year ended December 31, 2014. The increase in net income was primarily due to the following:

•
an increase in revenues of approximately $82.7 million to approximately $142.1 million attributable to the effect of the new commercial agreements with PBF Energy and a full year of commercial operations in 2015;

•
a decrease in Transportation and Terminaling operating and maintenance expenses of approximately $4.2 million, or 19.5%, mainly related to a reduction in outside service expenses, utilities, including lower steam and nitrogen costs, and lower operational support and overhead costs, partially offset by an increase in Storage operating support and insurance expenses of approximately $0.8 million, or 11.1%. Additionally, the cost to operate PNGPC decreased by approximately $2.5 million;

•	partially offset by the following:

◦
an increase in general and administrative expenses of approximately $5.7 million, or 69.3%, as a result of increased cost allocations of certain direct employee costs, additional expenses related to being a publicly traded partnership and expenses associated with our unit-based compensation;

◦	an increase in depreciation and amortization expenses of approximately $3.0 million, or 63.2%, related to the timing of acquisitions and new assets being placed in service;

◦	an increase in interest expense, net of approximately $17.6 million which was attributable to the interest costs associated with the 2023 Notes issued in May 2015; and

◦	an increase in amortization of loan fees of approximately $1.0 million due to the amortization of capitalized debt issuance costs associated with the 2023 Notes.

Operating Segments

We review operating results in two reportable segments: (i) Transportation and Terminaling; and (ii) Storage. Decisions concerning the allocation of resources and assessment of operating performance are made based on this segmentation. Management measures the operating performance of each of its reportable segments based on the segment operating income. Segment operating income is defined as net sales less operating expenses and depreciation and amortization. General and administrative expenses and interest expenses not included in the Transportation and Terminaling and Storage segments are included in Corporate. Segment reporting is more fully discussed in Note 11 “Segment Information” to our Consolidated Financial Statements included in this report.

Transportation and Terminaling Segment

The following table and discussion is an explanation of our results of operations of the Transportation and Terminaling segment for the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014 (a)
	(In thousands except as noted)
Revenue:
Affiliate	$153,637	$120,750	$58,205
Third-party	11,887	—	—
Total revenue	165,524	120,750	58,205

Costs and expenses:
Operating and maintenance expenses	35,875	17,483	21,717
Depreciation and amortization	12,555	5,045	2,929
Total costs and expenses	48,430	22,528	24,646
Transportation and Terminaling segment income from operations	$117,094	$98,222	$33,559

Key operating information
Transportation and Terminaling segment
Terminals
Total throughput (bpd)*	164,210	106,091	138,775
Lease tank capacity (average lease capacity barrels per month)	2,023,304	N/A	N/A
Pipelines
Total throughput (bpd)*	149,831	46,065	51,347
Lease tank capacity (average lease capacity barrels per month)	1,439,846	N/A	N/A
____________

(*)	Calculated as the sum of the average throughput per day for each Transportation and Terminaling asset for the periods presented.

(a)
The information presented includes the results of operations of our Predecessor for periods presented through May 13, 2014 and of our operations for the period beginning May 14, 2014, the date we commenced operations. The information also includes the results of operations of the DCR West Rack, the Toledo Storage Facility, the Delaware City Products Pipeline and Truck Rack and the Paulsboro Natural Gas Pipeline for periods presented through the effective date of each acquisition. PBFX includes the DCR West Rack, the Toledo Storage Facility, and the Delaware City Products Pipeline and Truck Rack for the period subsequent to the acquisitions. Prior to the Offering and the Acquisitions from PBF, revenues were not recorded for the operations of these assets with the exception of revenues associated with the Delaware City Products Pipeline.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenue. Revenue increased approximately $44.8 million, or 37.1%, to approximately $165.5 million for the year ended December 31, 2016 compared to approximately $120.8 million for the year ended December 31,

2015. The increase in revenue was primarily attributable to the East Coast Terminals operations and commercial agreements with PBF Energy related to the Torrance Valley Pipeline entered into in September 2016 and the Delaware City Products Pipeline and Truck Rack entered into in May 2015. Prior to the acquisition of the Torrance Valley Pipeline and the Delaware City Products Pipeline and Truck Rack, those assets were a part of the integrated operations of PBF Energy and the operation of those assets did not generate third-party or inter-entity revenue, with the exception of the Delaware City Products Pipeline. Following the closing of each acquisition, revenues were generated from commercial agreements with PBF Energy. Additionally, subsequent to the closing of the Plains Asset Purchase, we have begun to generate third-party revenue related to the East Coast Terminals as well as incremental affiliate revenue.

Operating and Maintenance Expenses. Operating and maintenance expenses increased by approximately $18.4 million, or 105.2%, to approximately $35.9 million for the year ended December 31, 2016 compared to approximately $17.5 million for the year ended December 31, 2015. The increase in operating and maintenance expenses was primarily attributable to the increased operating costs for the East Coast Terminals of approximately $7.7 million and the Torrance Valley Pipeline of approximately $12.6 million (which includes Predecessor expenses of approximately $2.8 million from July 1, 2016 through our acquisition) and an increase in salaries and benefits expenses of approximately $0.4 million, partially offset by a decrease in outside services, insurance, maintenance and materials and utility expenses of approximately $2.3 million.

Depreciation and Amortization. Depreciation and amortization expense increased by approximately $7.5 million, or 148.9%, to approximately $12.6 million for the year ended December 31, 2016 compared to approximately $5.0 million for the year ended December 31, 2015. The increase in depreciation and amortization expense was primarily attributable to approximately $2.3 million of depreciation associated with the East Coast Terminals acquired in April 2016 and approximately $5.5 million of depreciation (which includes depreciation from July 1, 2016 through our acquisition) associated with the Torrance Valley Pipeline acquired in August 2016, partially offset by a decrease of approximately $0.3 million of depreciation and amortization expense associated with the Paulsboro Natural Gas Pipeline.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Revenue. Revenue increased approximately $62.5 million, or 107.5%, to approximately $120.8 million for the year ended December 31, 2015 compared to approximately $58.2 million for the year ended December 31, 2014. The increase in revenue was primarily attributable to the effects of the commercial agreements associated with the timing of the Acquisitions from PBF. Prior to the Offering and the Acquisitions from PBF, our assets were a part of the integrated operations of PBF Energy and the operation of our assets did not generate third-party or inter-entity revenue, with the exception of the Delaware City Products Pipeline. Following the closing of the Offering and the Acquisitions from PBF, our revenues were generated from commercial agreements with PBF Energy.

Operating and Maintenance Expenses. Operating and maintenance expenses decreased by approximately $4.2 million, or 19.5%, to approximately $17.5 million for the year ended December 31, 2015 compared to approximately $21.7 million for the year ended December 31, 2014. The decrease was primarily the result of reduction in outside service expenses and utilities of approximately $2.1 million due to throughput well below minimum volumes at the DCR West Rack and DCR Rail Terminal, as well as lower steam and nitrogen costs related to the DCR West Rack. A portion of the decrease was also attributable to lower operational support required at the Delaware City Refinery assets. Additionally, pre-acquisition operating costs for PNGPC decreased by approximately $2.5 million. The decrease was partially offset by an increase in insurance premiums of approximately $0.5 million. The expenses prior to the Offering and the Acquisitions from PBF were incurred by PBF Energy and were allocated to us and our Predecessor based on the nature of the expenses and our proportionate share of PBF Holding’s employee time and headcount. The allocation of employee costs was based on each employee’s compensation plus associated employee benefits. Employee benefits include an allocation of PBF Holding’s pension benefits and equity-based compensation.

Depreciation and Amortization. Depreciation and amortization expense increased by approximately $2.1 million, or 72.2%, to approximately $5.0 million for the year ended December 31, 2015 compared to approximately $2.9 million for the year ended December 31, 2014. The increase in depreciation and amortization expense was primarily attributable to approximately $1.0 million of additional depreciation associated with the DCR West Rack assets which were placed in service in August 2014 and approximately $0.9 million of additional depreciation and amortization expense associated with the Paulsboro Natural Gas Pipeline.

Storage Segment

The following table and discussion is an explanation of our results of operations of the Storage segment for the years ended December 31, 2016, 2015 and 2014:

	Year Ended December 31,
	2016	2015	2014 (a)
	(In thousands except as noted)
Revenue:
Affiliate	$21,811	$21,352	$1,198
Total revenue	21,811	21,352	1,198

Costs and expenses:
Operating and maintenance expenses	8,688	8,178	7,359
Depreciation and amortization	2,428	2,639	1,779
Total costs and expenses	11,116	10,817	9,138
Storage segment income (loss) from operations	$10,695	$10,535	$(7,940)

Key operating information
Storage segment
Storage capacity reserved (average shell capacity barrels per month)	3,635,236	3,558,745	3,713,052
____________

(a)
The information presented includes the results of operations of the storage assets of the Toledo Storage Facility for periods presented through December 11, 2014 and of our operations for the period beginning  December 12, 2014, the date we commenced operations of the Toledo Storage Facility. Prior to our acquisition of the Toledo Storage Facility, revenues were not recorded for storage.

Year Ended December 31, 2016 Compared to Year Ended December 31, 2015

Revenue. Revenue increased approximately $0.5 million, or 2.1%, to approximately $21.8 million for the year ended December 31, 2016 compared to approximately $21.4 million for the year ended December 31, 2015. The increase in revenue was primarily attributable to higher storage capacity at the Toledo Storage Facility.

Operating and Maintenance Expenses. Operating and maintenance expenses increased approximately $0.5 million, or 6.2%, to approximately $8.7 million for the year ended December 31, 2016 compared to approximately $8.2 million for the year ended December 31, 2015. The increase in operating and maintenance expenses was primarily attributable to higher maintenance and material expense of approximately $1.1 million, partially offset by a decrease in outside services of $0.5 million.

Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Revenue. Revenue increased approximately $20.2 million, or 1,682.3%, to approximately $21.4 million for the year ended December 31, 2015 compared to approximately $1.2 million for the year ended December 31, 2014. The increase in revenue was primarily attributable to the effects of the commercial agreements associated with the Toledo Storage Facility Acquisition for a full year in 2015. Prior to the Offering and the Acquisitions from PBF, our assets were a part of the integrated operations of PBF Energy, and our Predecessor generally recognized only the costs and did not record revenue associated with the storage services provided to PBF Energy on an intercompany basis. Following the closing of the Offering and the Acquisitions from PBF, our revenues were generated from commercial agreements with PBF Energy.

Operating and Maintenance Expenses. Operating and maintenance expenses increased by approximately $0.8 million, or 11.1%, to approximately $8.2 million for the year ended December 31, 2015 compared to approximately $7.4 million for the year ended December 31, 2014. The increase in operating and maintenance expenses was primarily attributable to an increase of approximately $3.1 million in operational support expenses mainly attributed to a full year of operations offset by a decrease of approximately $2.5 million in maintenance labor and materials due to higher costs in the prior year related to the 0.5 million barrel crude storage tank which was placed into service in October 2014. The remaining increase was primarily attributable to increased insurance premiums of approximately $0.2 million. The expenses recognized prior to the Offering and the Acquisitions from PBF were incurred by PBF Energy and were allocated to our Predecessor based on the nature of the expenses and our allocation of PBF Holding’s employee time and headcount. The allocation of employee costs was based on each employee’s compensation plus associated employee benefits. Employee benefits include our share of PBF Holding’s pension benefits and stock-based compensation.

Depreciation and Amortization. Depreciation and amortization expense increased by approximately $0.9 million, or 48.3%, to approximately $2.6 million for the year ended December 31, 2015 compared to approximately $1.8 million for the year ended December 31, 2014. The increase in depreciation and amortization expense was primarily attributable to an additional crude tank being placed in service at the Toledo Storage Facility in October 2014.

Liquidity and Capital Resources

Historically, our Predecessor’s sources of liquidity primarily consisted of funding from PBF Energy. Our cash receipts were deposited in PBF Energy’s bank accounts and all cash disbursements were made from these accounts. Thus, our Predecessor’s financial statements have historically reflected minimal or no cash balances. Following the Offering, we have separate bank accounts, but PBF Energy provides treasury services on the general partner’s behalf under our Omnibus Agreement. Following completion of the Offering and the Acquisitions from PBF, PBF Energy retained the working capital of our Predecessor, as these balances represented assets and liabilities related to our Predecessor’s assets prior to the closing of the Offering and the Acquisitions from PBF.

During 2016, we funded the Plains Asset Purchase and the TVPC Acquisition using approximately $20.0 million of cash on hand, approximately $174.5 million in proceeds from the sale of marketable securities and approximately $78.8 million in net proceeds from the August 2016 Offering. We borrowed approximately $174.7 million of additional debt under our Revolving Credit Facility to repay approximately $174.5 million outstanding under the Term Loan in order to release the approximately $174.5 million in marketable securities that had collateralized the Term Loan. Additionally, we borrowed approximately $20.0 million of incremental debt under our Revolving Credit Facility to repay approximately $20.0 million outstanding under the Term Loan in order to release approximately $20.0 million in marketable securities that had collateralized the Term Loan to fund capital expenditures during 2016.

In connection with the PNGPC Acquisition, on February 28, 2017, we delivered an $11.6 million Affiliate Note Payable in favor of Paulsboro Refining Company LLC, a wholly owned subsidiary of PBF Holding.

Refer to Note 3 “Acquisitions” of our Consolidated Financial Statements included in this report for additional information.

At December 31, 2016, we had approximately $189.2 million of borrowings and approximately $3.6 million of letters of credit outstanding under the Revolving Credit Facility, approximately $39.7 million outstanding under the Term Loan and approximately $350.0 million of outstanding 2023 Notes.

In addition to the retention of proceeds from our commercial and service agreements with PBF Holding, we expect our ongoing sources of liquidity to include cash generated from operations, the liquidation of U.S. Treasury and other investment grade securities that are pledged under our Term Loan, borrowings under our Revolving Credit Facility, and the issuance of additional debt and equity securities as appropriate given market conditions. We have sold, and intend to continue to sell, our U.S. Treasury or other investment grade securities over time to fund our capital expenditures. Immediately prior to selling such securities, we expect to continue to repay an equal amount of borrowings under our Term Loan with borrowings under our Revolving Credit Facility. As a result, our U.S. Treasury and other investment grade securities, coupled with the availability under our Revolving Credit Facility, initially provide us with the ability to fund capital expenditures without increasing the net amount of our outstanding borrowings. We expect that these sources of funds will be adequate to provide for our short-term and long-term liquidity needs. Our ability to meet our debt service obligations and other capital requirements, including capital expenditures and distributions on our units, as well as make future acquisitions, will depend on our future operating performance which, in turn, will be subject to general economic, financial, business, competitive, legislative, regulatory and other conditions, many of which are beyond our control. As a normal part of our business, depending on market conditions, we will from time to time consider opportunities to repay, redeem, repurchase or refinance our indebtedness.

We have paid, and intend to continue to pay, at least the minimum quarterly distribution of $0.30 per unit per quarter, or $1.20 per unit on an annualized basis, which aggregates to approximately $12.7 million per quarter and approximately $50.8 million per year based on the number of common units, subordinated units and associated IDRs outstanding as of December 31, 2016.

The tables below summarize our 2016 and 2015 quarterly distributions related to our quarterly financial results:

Quarter Ended	Declaration Date	Quarterly Distribution per Common and Subordinated Unit	Quarterly Distribution per Common and Subordinated Unit, Annualized	Total Cash Distribution (in thousands) (a)
December 31, 2016	February 16, 2017	$0.45	$1.80	$20,065
September 30, 2016	October 28, 2016	0.44	1.76	19,486
June 30, 2016	July 29, 2016	0.43	1.72	16,944
March 31, 2016	April 28, 2016	0.42	1.68	16,419
December 31, 2015	February 11, 2016	0.41	1.64	14,681
September 30, 2015	October 29, 2015	0.39	1.56	13,751
June 30, 2015	July 30, 2015	0.37	1.48	12,861
March 31, 2015	April 30, 2015	0.35	1.40	12,026
____________

(a)
Cash distributions are paid in the subsequent quarter for the previous quarter. For year-ended December 31, 2016, total cash distribution was estimated based on vested shares outstanding at the close of business on February 16, 2017, our date of declaration. We do not expect the actual distribution to be materially different.

Credit Facilities

Concurrent with the closing of the Offering, we entered into the Revolving Credit Facility and the Term Loan, each with Wells Fargo Bank, National Association, as administrative agent, and a syndicate of lenders. The maximum amount of the Revolving Credit Facility was increased from approximately $325.0 million to approximately $360.0 million in May 2016. We have the ability to further increase the maximum amount of the Revolving Credit Facility by approximately an additional $240.0 million, to a total facility size of approximately $600.0 million, subject to receiving increased commitments from lenders or other financial institutions and satisfaction of certain conditions. See Note 5 “Debt” to our Consolidated Financial Statements included in this report for further information regarding the Revolving Credit Facility and the Term Loan, as well as information pertaining to corresponding financial and other covenants. We are in compliance with our financial and other covenants as of December 31, 2016.

Senior Notes

On May 12, 2015, we and our wholly-owned subsidiary, PBF Logistics Finance Corporation, a Delaware corporation (“PBF Finance,” and together with us, the “Issuers”) issued approximately $350.0 million aggregate principal amount of our 6.875% 2023 Notes. The initial purchasers in the offering purchased approximately $330.1 million aggregate principal amount of our 2023 Notes and certain of PBF Energy’s officers and directors and their affiliates and family members purchased the remaining approximately $19.9 million aggregate principal amount of our 2023 Notes. The Issuers received net proceeds of approximately $343.0 million from the offering after deducting the initial purchasers’ discount and offering expenses.

The 2023 Notes are guaranteed on a senior unsecured basis by all of our wholly-owned subsidiaries. In addition, PBF LLC provides a limited guarantee of collection of the principal amount of the 2023 Notes, but is not otherwise subject to the covenants of the Indenture. We have the optional redemption rights to repurchase all or a portion of the 2023 Notes at varying prices no less than 100% of the principal amounts of the notes plus accrued and unpaid interest. The holders of the 2023 Notes have repurchase options exercisable only upon a change in control, certain asset sale transactions, or in the event of a default as defined in the indenture agreement. In addition, the 2023 Notes contain covenant restrictions limiting our and our restricted subsidiaries’ ability to make certain types of investments, incur additional debt or preferred equity issuances, create liens, make certain payments, sell assets, merge or consolidate with other entities, and enter into transactions with affiliates. We are in compliance with the covenants as of December 31, 2016.

Cash Flows

The following table sets forth our cash flows for the periods indicated:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Net cash provided by (used in) operating activities	$99,212	$78,131	$10,018
Net cash provided by (used in) investing activities	72,893	(2,806)	(282,734)
Net cash provided by (used in) financing activities	(126,562)	(70,812)	286,806
Net change in cash and cash equivalents	$45,543	$4,513	$14,090

Cash Flows from Operating Activities

Net cash provided by operating activities increased approximately $21.1 million to approximately $99.2 million for the year ended December 31, 2016 compared to approximately $78.1 million for the year ended December 31, 2015. The increase in net cash provided by operating activities was primarily the result of net income and non-cash charges relating to depreciation and amortization, amortization of loan fees and unit-based compensation of approximately $101.4 million for the year ended December 31, 2016, compared to approximately $86.9 million for the year ended December 31, 2015 and a net decrease in the net changes in operating assets and liabilities of approximately $6.6 million primarily driven by the timing of collection of accounts receivables and liability payments.

Net cash provided by operating activities increased approximately $68.1 million to approximately $78.1 million for the year ended December 31, 2015 compared to approximately $10.0 million for the year ended December 31, 2014. The increase in net cash provided by operating activities was primarily the result of net income and non-cash charges relating to depreciation and amortization, amortization of loan fees and unit-based compensation of approximately $86.9 million for the year ended December 31, 2015, compared to approximately $20.9 million for the year ended December 31, 2014 and a net decrease in the net changes in operating assets and liabilities of approximately $2.1 million primarily driven by the timing of collection of accounts receivables and liability payments.

Cash Flows from Investing Activities

Net cash provided by investing activities changed by approximately $75.7 million to approximately $72.9 million for the year ended December 31, 2016 compared to cash flows used in investing activities of approximately $2.8 million for the year ended December 31, 2015. Net cash provided by investing activities for the year ended December 31, 2016, consisted of the net sale of approximately $194.2 million in marketable securities, partially offset by capital expenditures of approximately $121.4 million, inclusive of the Plains Asset Purchase, during the year ended December 31, 2016. Net cash used in investing activities for the year ended December 31, 2015 consisted of capital expenditures of approximately $3.5 million, partially offset by the net sale of approximately $0.7 million in marketable securities.

Net cash used in investing activities changed by approximately $279.9 million to approximately $2.8 million for the year ended December 31, 2015 compared to approximately $282.7 million for the year ended December 31, 2014. Net cash used in investing activities for the year ended December 31, 2015, consisted of capital expenditures of approximately $3.5 million, partially offset by the net sale of approximately $0.7 million in marketable securities. Net cash used in investing activities for the year ended December 31, 2014 consisted of the net purchase of approximately $234.9 million in marketable securities and capital expenditures of approximately $47.8 million.

Cash Flows from Financing Activities

Net cash used in financing activities increased approximately $55.8 million to approximately $126.6 million for the year ended December 31, 2016 compared to approximately $70.8 million for the year ended December 31, 2015. The increase in net cash used in financing activities was primarily the result of repayment of our Term Loan of approximately $194.5 million, distributions to PBF LLC related to Acquisitions from PBF of approximately $175.0 million and distributions to unitholders of approximately $67.5 million, partially offset by net borrowings of our Revolving Credit Facility of approximately $164.7 million, net proceeds from the issuance of common units in connection with the April and August 2016 Offerings of approximately $138.4 million and a contribution from our parent of approximately $7.4 million related to the pre-acquisition activities of TVPC and PNGPC. Cash flows used in financing activities for the year ended December 31, 2015 consisted of net repayment of our Revolving Credit Facility of approximately $250.6 million, a distribution to PBF LLC related to the Delaware City Products Pipeline and Truck Rack Acquisition of approximately $112.5 million, distributions to unitholders of approximately $49.5 million, a distribution to parent of approximately $1.0 million related to the pre-acquisition activity of the Delaware City Products Pipeline and Truck Rack, repayment of our Term Loan of approximately $0.7 million, and deferred financing costs of approximately $8.3 million, partially offset by the proceeds from the issuance of the 2023 Notes of approximately $350.0 million and a contribution from our parent of approximately $1.9 million related to the pre-acquisition activities of PNGPC.

Net cash used in financing activities changed by approximately $357.6 million to approximately $70.8 million for the year ended December 31, 2015 compared to cash flows provided by financing activities of approximately $286.8 million for the year ended December 31, 2014. Our cash flows used in financing activities for the year ended December 31, 2015, consisted of net repayment of our Revolving Credit Facility of approximately $250.6 million, a distribution to PBF LLC related to the Delaware City Products Pipeline and Truck Rack Acquisition of approximately $112.5 million, distributions to unitholders of approximately $49.5 million, a distribution to parent of approximately $1.0 million related to the pre-acquisition activity of the Delaware City Products Pipeline and Truck Rack, repayment of our Term Loan of approximately $0.7 million, and deferred financing costs of approximately $8.3 million, partially offset by the proceeds from the issuance of the 2023 Notes of approximately $350.0 million and a contribution from our parent of approximately $1.9 million related to the pre-acquisition activities of PNGPC. Cash flows provided by financing activities for the year ended December 31, 2014 consisted of the net proceeds from the issuance of common units in the Offering of approximately $341.0 million, net proceeds from the Term Loan of approximately $234.9 million, proceeds from the Revolving Credit Facility of approximately $275.1 million and contributions from PBF LLC of approximately $56.9 million, partially offset by distributions to PBF LLC of approximately $598.7 million, distributions to unitholders of approximately $14.9 million, offering costs of approximately $5.0 million and deferred financing costs of approximately $2.5 million.

Capital Expenditures

Our capital requirements have consisted of and are expected to continue to consist of maintenance capital expenditures and expansion capital expenditures. Maintenance capital expenditures are cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets, and for the acquisition of existing, or the construction or development of new, capital assets) made to maintain our long-term operating income or operating capacity. Examples of maintenance capital expenditures are expenditures for the refurbishment and replacement of terminals, to maintain equipment reliability, integrity and safety and to address environmental laws and regulations. Expansion capital expenditures are cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term. Examples of expansion capital expenditures include the acquisition of equipment and the construction, development or acquisition of unloading equipment or other equipment at our facilities or additional throughput capacity to the extent such capital expenditures are expected to expand our operating capacity or our operating income.

Capital expenditures for the past three years were as follows:

	Year Ended December 31,
	2016	2015	2014
	(In thousands)
Expansion	$118,431	$1,677	$43,520
Maintenance	2,920	1,826	4,285
Total capital expenditures	$121,351	$3,503	$47,805

For the year ended December 31, 2016, our capital expenditures were primarily incurred for the maintenance of the Toledo Storage Facility and the Delaware City Products Pipeline, the expansion of the Delaware City Products Pipeline, the acquisition of the East Coast Terminals and pre-acquisition construction of the PNGPC New Pipeline. For the year ended December 31, 2015, our capital expenditures were primarily incurred for the maintenance of the Delaware City Products Pipeline and the Toledo Storage Facility and pre-acquisition expansion of the Toledo Storage Facility and PNGPC New Pipeline. For the year ended December 31, 2014, our capital expenditures were primarily incurred for the maintenance of the Delaware City Products Pipeline and pre-acquisition expansion of the DCR West Rack, the Toledo Storage Facility, the Delaware City Products Pipeline and the IPO Assets.

We currently expect to spend an aggregate of between approximately $75.0 million and $100.0 million during 2017 for capital expenditures, inclusive of the two recently announced organic growth projects for the construction of a 625,000 barrel tank at PBF Energy’s Chalmette refinery and the development of a natural gas pipeline to supply PBF Energy’s Paulsboro refinery, of which between approximately $10.0 million and $15.0 million relate to maintenance capital expenditures. We anticipate the forecasted maintenance capital expenditures will be funded primarily with cash from operations and through the liquidation of marketable securities. During 2016, we liquidated $20.0 million of marketable securities to fund capital expenditures other than acquisitions. We currently have not included any potential future acquisitions in our budgeted capital expenditures for the twelve months ending December 31, 2017, other than those described above and further in Note 12 “Subsequent Events” to our Consolidated Financial Statements included in this report.

We have sold, and expect to continue to sell, our U.S. Treasury or other investment grade securities currently used to secure our obligations under the Term Loan over time to fund our capital expenditures, and immediately prior to selling such securities, we expect to continue to repay an equal amount of Term Loan borrowings with borrowings under our Revolving Credit Facility. We may also rely on external sources including other borrowings under our Revolving Credit Facility, and issuances of equity and debt securities to fund any significant future expansion. During the year ended December 31, 2016, we borrowed approximately $194.7 million under the Revolving Credit Facility to repay amounts outstanding under the Term Loan in order to release the marketable securities that had collateralized the Term Loan.

Under our Omnibus Agreement, PBF Energy has agreed to reimburse us for any costs up to $20.0 million per event (net of any insurance recoveries) that we incur for repairs required due to the failure of any Contributed Asset to operate in substantially the same manner and condition as such asset was operating prior to the closing of the Offering and the Acquisitions from PBF during the first five years after the closing of the Offering and the Acquisitions from PBF, and any matters related thereto.

Contractual Obligations

Information regarding our contractual obligations of the types described below as of December 31, 2016, is set forth in the following table:

	Payments Due by Period
	Totals	2017	2018 and 2019	2020 and 2021	2022 and Beyond
	(In thousands)

Long term debt obligation (1)	$578,864	$39,664	$189,200	$—	$350,000
Interest (2)	171,516	30,285	57,012	48,125	36,094
Affiliate - services agreements (3)	116,819	12,086	24,172	24,172	56,389
Environmental obligations (4)	3,779	852	1,300	500	1,127
Operating leases and other (5)	5,253	521	864	730	3,138
Total obligations	$876,231	$83,408	$272,548	$73,527	$446,748
____________________

(1)	No principal amounts are due under our Term Loan, Revolving Credit Facility and 2023 Notes until May 2017.

(2)
Includes interest on our Term Loan, Revolving Credit Facility and 2023 Notes based on outstanding indebtedness as of December 31, 2016. Includes commitment fees on the Revolving Credit Facility through May 2019 using rates in effect at December 31, 2016.

(3)
Includes annual fixed payments under the Omnibus Agreement and the Services Agreement, as well as an estimate of approximately $4.0 million annually of obligations under the Omnibus Agreement to reimburse PBF LLC for salaries and benefit costs of employees who devote more than 50% of their time to us. Obligations under these agreements are expected to continue through the terms of our existing commercial agreements. On February 28, 2017, the Services Agreement was amended in connection with the PNGPC Acquisition resulting in an increase to the annual fee to $6.7 million.

(4)
Includes environmental liabilities associated with the East Coast Terminals and the Torrance Valley Pipeline. In accordance with Contribution Agreement V, PBF Holding has indemnified us for any and all costs associated with environmental remediation for obligations that existed on or before August 31, 2016, including all known or unknown events.

(5)	Includes operating leases and rental and franchise payments to secure right of way access across certain East Coast Terminals and Torrance Valley Pipeline assets with various terms and tenures.

Effects of Inflation

Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the years ended December 31, 2016, 2015 and 2014, respectively.

Off-Balance Sheet Arrangements

We have not entered into any transactions, agreements or other contractual arrangements that would result in off-balance sheet liabilities, other than outstanding letters of credit in the amount of approximately $3.6 million and operating leases.

Environmental and Other Matters

Environmental Regulation

Our operations are subject to extensive and frequently changing federal, state and local laws, regulations and ordinances relating to the protection of the environment. Among other things, these laws and regulations govern the emission or discharge of pollutants into or onto the land, air and water, the handling and disposal of solid and hazardous wastes and the remediation of contamination. As with the industry generally, compliance with existing and anticipated environmental laws and regulations increases our overall cost of business, including our capital costs to develop, maintain, operate and upgrade equipment and facilities. While these laws and regulations affect our maintenance capital expenditures and net income, we believe they do not affect our competitive position, as the operations of our competitors are similarly affected. We believe our facilities are in substantial compliance with applicable environmental laws and regulations. However, these laws and regulations are subject to changes, or to changes in the interpretation of such laws and regulations, by regulatory authorities, and continued and future compliance with such laws and regulations may require us to incur significant expenditures. Additionally, violation of environmental laws, regulations and permits can result in the imposition of significant administrative, civil and criminal penalties, injunctions limiting our operations, investigatory or remedial liabilities or construction bans or delays in the development of additional facilities or equipment. Furthermore, a release of hydrocarbons or hazardous substances into the environment could, to the extent the event is not insured, subject us to substantial expenses, including costs to comply with applicable laws and regulations and to resolve claims by third-parties for personal injury or property damage, or by the U.S. federal government or state governments for natural resources damages. These impacts could directly and indirectly affect our business and have an adverse impact on our financial position, results of operations and liquidity. We cannot currently determine the amounts of such future impacts.

Environmental Liabilities

Contamination resulting from spills of crude oil or petroleum products are not unusual within the petroleum terminaling or transportation industries. Historic spills at truck and rail racks, and terminals as a result of past operations have resulted in contamination of the environment, including soils and groundwater.

Pursuant to the Contribution Agreements entered into in connection with the Offering and the Acquisitions from PBF, PBF Energy has agreed to indemnify us for certain known and unknown environmental liabilities that are based on conditions in existence at our Predecessor’s properties and associated with the ownership or operation of the Contributed Assets and arising from the conditions that existed prior to the closings of the Offering and the Acquisitions from PBF. In addition, we have agreed to indemnify PBF Energy for (i) certain events and conditions associated with the ownership or operation of our assets that occur, as applicable, after the closing of the each Acquisition from PBF (including the Offering), and (ii) environmental liabilities related to our assets if the environmental liability is the result of the negligence, willful misconduct or criminal conduct of PBF Energy or its employees, including those seconded to us. As a result, we may incur environmental expenses in the future, which may be substantial.

As of December 31, 2016, we have recorded a total liability related to environmental remediation costs of $3.6 million related to the Plains Asset Purchase and the TVPC Acquisition. Refer to Note 9 “Commitments and Contingencies” of our Consolidated Financial Statements included in this report for additional information.

Critical Accounting Policies and Estimates

Our significant accounting policies are described in Note 2 “Summary of Accounting Policies” to our Consolidated Financial Statements included in this report. We prepare our Consolidated Financial Statements in conformity with U.S. GAAP, and in the process of applying these principles, we must make judgments, assumptions and estimates based on the best available information at the time. To aid a reader’s understanding, management has identified our critical accounting policies. These policies are considered critical because they are both most important to the portrayal of our financial condition and results, and require our most difficult, subjective or complex judgments. Often they require judgments and estimation about matters which are inherently uncertain and involve measuring, at a specific point in time, events which are continuous in nature. Actual results may differ based on the accuracy of the information utilized and subsequent events, some of which we may have little or no control over. The following accounting policies involve estimates that are considered critical due to the level of subjectivity and judgment involved, as well as the impact on our financial position and results of operations. We believe that all of our estimates are reasonable. Unless otherwise noted, estimates of the sensitivity to earnings that would result from changes in the assumptions used in determining our estimates is not practicable due to the number of assumptions and contingencies involved, and the wide range of possible outcomes.

Business Combinations

We use the acquisition method of accounting for third-party acquisitions for the recognition of assets acquired and liabilities assumed in business combinations at their estimated fair values as of the date of acquisition. Any excess consideration transferred over the estimated fair values of the identifiable net assets acquired is recorded as goodwill. Significant judgment is required in estimating the fair value of assets acquired. As a result, in the case of significant acquisitions, we obtain the assistance of third-party valuation specialists in estimating fair values of tangible and intangible assets based on available historical information and on expectations and assumptions about the future, considering the perspective of marketplace participants. While our management believes those expectations and assumptions are reasonable, they are inherently uncertain. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions.

The Acquisitions from PBF were transfers between entities under common control. Accordingly, we record the assets that were acquired from PBF Energy on its consolidated balance sheet at PBF Energy’s historical carrying value rather than fair value as these assets.

Depreciation

We calculate depreciation expense using the straight-line method over the estimated useful lives of our property, plant and equipment. Because of the expected long useful lives of the property and equipment, we depreciate our property, plant and equipment over 5-25 years. Changes in the estimated useful lives of the property and equipment could have a material adverse effect on our results of operations.

Environmental Matters

Liabilities for future remediation costs are recorded when environmental assessments and/or remediation efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals generally are based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable future costs using currently available technology and the impact that current regulations may have on our remediation plans. The actual settlement of our liability for environmental matters could materially differ from our estimates due to a number of uncertainties such as the extent of contamination, changes in environmental laws and regulations, potential improvements in remediation technologies and the participation of other responsible parties.

Recent Accounting Pronouncements

In August 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date” (“ASU 2015-14”), which defers the effective date of Accounting Standards Update No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”) for all entities by one year. Additional ASUs have been issued in 2016 that provide certain implementation guidance related to ASU 2014-09 (collectively, the Company refers to ASU 2014-09 and these additional ASUs as the “Updated Revenue Recognition Guidance”).The Updated Revenue Recognition Guidance will replace most existing revenue recognition guidance in GAAP when it becomes effective. Under ASU 2015-14, this guidance becomes effective for interim and annual periods beginning after December 15, 2017 and permits the use of either the retrospective or modified retrospective method. Under ASU 2015-14, early adoption is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. We have established a working group to assess the Updated Revenue Recognition Guidance, including its impact on our business processes, accounting systems, controls and financial statement disclosures. Our preliminary expectation is that we will adopt this guidance using the modified retrospective method whereby a cumulative effect adjustment is recognized upon adoption and the Updated Revenue Recognition is applied prospectively. It is not anticipated that we will early adopt this new guidance. The working group is in the early stages of its implementation plan and continues to evaluate the impact of this new standard, including certain industry specific issues, on our consolidated financial statements and related disclosures. At this time, we are unable to estimate the full impact of the standard.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption. Early adoption is permitted. We have established a working group to study the new guidance in ASU 2016-02. This working group was formed during 2016 and has begun the process of compiling a central repository for all leases we, and our subsidiaries, entered into for further analysis as the implementation project progresses. It is not anticipated that we will early adopt this new guidance. The working group continues to evaluate the impact of this new standard on our Consolidated Financial Statements and related disclosures. At this time, we have identified that the most significant impacts of this new guidance will be to bring nearly all leases on its balance sheet with “right of use assets” and “lease obligation liabilities” as well as accelerating the interest expense component of financing leases.

Refer to Note 3 “Acquisitions” to our Consolidated Financial Statements included in this report for additional Recently Issued Accounting Pronouncements.